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USA TRUCK INC.
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James Reed, President and Chief Executive Officer of USA Truck, Inc., released a video to employees of USA Truck, Inc. regarding the proposed merger involving USA Truck, Inc. and DB Schenker. Below is a transcript of the video.

Hi, I'm James Reed, president and CEO of USA Truck. I just want to take this opportunity to address all of our employees and constituent groups about the big change that we experienced recently. Last Friday, we announced that we had entered into a merger agreement with DB Schenker out of Germany to acquire all the shares of USA Truck at $31.72 a share. What a great opportunity this is for our team, for our shareholders, just for everybody that's involved in the USA Truck story. But before I get into any of the details about that, I just want to say thank you to each and every one of you for all that you've done for this brand, for this company and for each other.

You know, USA Truck was not in a great place about five and a half years ago, and you believed in each other, you believed in our mission, vision, and values, and you executed on that to create a company that is the envy of, of one of the world's greatest companies in DB Schenker. It's a validation of our business model. It's a validation of our culture, but more than anything, it's a validation and endorsement of our people who have done great things consistently over time to create a great product. So thank you for that.

The opportunity to join with DB Schenker is a really unique one. They are a 150 year old company. They were founded, literally founded in 1872. They've been very public about their desire to take a foothold in the North America, particularly the United States, trucking market. It’s frankly, the only gap in their global portfolio is the absence of their trucking assets here in the United States. And so they wanted to grow that capability here.
Now, I can't speak for them and what their ambitions are, but I will tell you this. I know that they want to grow and I know that the way we fit into their overall strategy is as a critical cog in that wheel, they're a global presence, global leader, what a great privilege and honor it is to be considered in that light here at USA Truck. What does that mean for our growth at USA Truck? Well, it means a lot of things. It means that the plans that we've set forth for our strategy to densify east of I35, to double the size of our logistics business and to reduce the age of our fleet which has been our three strategic priorities, those go unchanged. Growth is still the highest priority. We still intend to get to a billion dollars by 2024 and we're ahead of that plan. And I think with DB Schenker's guidance, with their resources, with their capabilities, I know that their aspiration is to grow even more than that. So look for growth to be the theme of the day at USA Truck for a very long time.

Tim Guin has started saying, USA Truck is connecting to the global supply chain. What a great sentiment. You know, this company based in Van Buren, Arkansas is now connected to the worldwide, the global supply chain. That is ripe with opportunities. DB Schenker has relationships over the past century and a half that they've developed that we just don't have. They know shippers, they know of freight, they know of pricing opportunities that we would never, ever have gotten on our own without their support. Now, to be clear, we haven't seen any of that yet. We won't see any of it until after the merger is complete, by the end of this year. But we are hopeful as are they that there will be synergies between the businesses that allow us to leverage that great relationship and history and experience they have.

I've heard a little bit, kind of online and even it's gone through my own head, you know, how do we reconcile the idea that the German government is the sole shareholder of Deutsche Bahn which owns DB Schenker. It's true. The German government is the sole shareholder, but I think it's important for us to understand some of the ideological, shared ideas that the United States has with Germany. I think a lot of people misunderstand the German government construct. It is literally a democratic federal parliamentary republic. It's a democratic republic as is the United States. So they have a form of government that very much resembles our own. It creates an accountability framework. It also creates a legal framework through which many of the ideals that we share in the United States are also shared with Germany. And that's what makes Germany such a valued trade partner in the United States, such a powerful partner on the world stage when it comes to political issues, and such a wonderful economic asset in the European Union.

Many of the things at USA Truck will stay the same following the closing of this deal, which again, we expect to be by the end of the year, our brand for now and into the near future will stay what it is and what a great opportunity is for us to affiliate with a global brand like DB Schenker. There will be a ton of combined power in these combined brands. And as you think about that, you know, I want to be honest about this. I don't know what the future of the USA Truck brand will be. One of the things that we've talked to our friends at DB Schenker about is what I call the Hippocratic oath of trucking, which is first do no harm.

They're buying USA Truck because they value us as an entity. They want to take what we've done so well and leverage it for our mutual growth. And so, you know the leaders at DB Schenker have no incentive to mess up what they're buying. And so they'll work through that with the brand. I don't know what the future will hold, but I know we have a great brand and we have something to be proud of and combined with the DB Schenker brand, we'll figure out where that goes long term.

Our strategy continues to move forward. I've heard some people ask, well, what does this mean to owner operators? Clearly DB Schenker has X, Y, Z intent with owner operators. Let me reiterate again. The strategy that we have that led us to where we are made us the desirable asset that brought DB Schenker to the table in the first place. That includes our critical owner operator program. We intend to grow with owner operators, DB Schenker appreciates that, it's a continuing part of our strategy, and will be into the foreseeable future. So as we grow that owner operator program, it'll allow us to expand our footprint, expand our influence, and expand our market share. The company drivers, the show must go on ladies and gentlemen. We have the best drivers in the industry, and we just think this is a great opportunity for DB Schenker to get their foothold in the US and use our drivers as a way to continue to leverage the USA Truck brand with our customers and with the motoring public, frankly.

What does that mean for pay? I can't speak for what it means to pay. That'll be something that comes in the future. But I do know this, DB Schenker competes in a global marketplace. In every market where they compete. They have to be competitive with their pay packages, and I assure you, they will continue to be competitive with their pay packages, not just for our office employees, but especially for our driving partners. So look for more along the way, expect us to continue to be where we've always been, which is we always say in the bottom of the top third, but whatever it is, it's very competitive and it should be compelling. As long as there are driving jobs in the US economy, we want drivers to drive for USA Truck.

Our pay and benefits, they will not change. One of the terms of our agreement with DB Schenker is that salary and pay benefits will remain unchanged for at least a year. One of the things that people need to understand, I think, about that is that does not prohibit you as a coworker, employee of having conversations with DB Schenker. I am confident when they get into the transition post close, that there will be conversations about pay and benefits that may accrue to your mutual benefits. As we think about bonuses, we do have several team members who are on a company bonus plan. One of the negotiated terms of the agreement is that that bonus plan will be paid out at target on the normal timeframe.

As we look at the turmoil and the marketplace, you know, we're confident that we'll continue to perform well, but even if we didn't, there is this assurance from DB Schenker that the company bonus will pay on target on time. Why are we putting it out in March? So that's our normal timeframe. We've got to keep each other engaged through the tape. I think of it like a track race, and we've gotta get through the tape. And so we just encourage everyone to remain vigilant and steadfast in achieving your goals. They should not change, press forward, continue to do what you've always done and get great results.

As we think about the future with respect to people's benefits, I addressed this a little bit earlier, you know, the benefit package, although we haven't reviewed it at DB Schenker yet, we have reason to believe that it's very competitive in the marketplace, and we look forward to that review and we hope you do too. With respect to 401k and retirement benefits, again, we haven't reviewed those yet, but we know that there are mechanisms in the oversight framework of the US government to ensure that investors are protected. And so there will be a mechanism that allows you to roll your 401k, either over into a defined type plan or into another 401k plan. More to come on that. If you really want the right answer on that, you should consult your financial advisor, but know this, your 401k doesn't disappear. It's not going away. There just may be some other mechanisms that that rolls into, but standby, as we talk more and more through the transition about that.

Some of the things will change at USA Truck, but they're very small things. I guess this one's kind of big actually, but our stock will go away. Once the deal closes, we will be a private entity, which means USA Truck will no longer trade on the NASDAQ as a public stock. I was asked today, well, what does that mean to me? If I own shares? Well, you should again, consult your financial advisor, but the price that's been negotiated is $31.72. That said, if you hold onto the stock through the end, through the closing period, you will be paid out for those shares by the purchaser. And so that mechanism naturally gets put into place. So please, don't worry about that.

Until the closing, a lot of things stay the same, our work locations aren't going to change. And I will tell you what's been told to us by DB Schenker, is those work locations are very unlikely to change after we close as well. There may be some cities where we have overlap of back office type things where we can meet in the same area. But for example, Van Buren, when I asked Joe Jaska who leads this effort for DB Schenker, if we would be closing or keeping Van Buren, he was very adamant that Van Buren is central to the plan and he said, why in the world would we close Van Buren? So there's a strong commitment to the community and to this area. How does this impact any of our other facilities? Well, our terminal facilities are critical and vital to our strategy. Nothing's going to change there. In fact, we will continue to evaluate opportunities to expand our facilities as needed. We know there's some areas in the country that we've strategically targeted and we'll continue to look for those in the meantime.

Some things will come after closing of the deal. Some people have asked me, well, geez, when do we start to leverage DB Schenker's service offerings? When do we get to connect customers with DB Schenker? When do we get to expand our pricing opportunities? None of that can or will happen until after we close the deal.

Now, it'll change over time as cultures naturally do but as we talked to DB Schenker and got to know them, and one of the things that got us comfortable with working with them was that four out of the six company values that they have, we also share. And that was really encouraging to understand what they value and value most are the same things that we value and value most. Now, I can also tell you this a little bit, anecdotally, but as I've had conversations with DB Schenker's leadership, they always lead with what's best for the people. That's always their primary concern.

I asked Joe Jaska, a question. I don't even remember what the question was about. And his response was, "Well, James, we've gotta do what's best for the people." And so I hope you're encouraged to hear that that's their attitude, that's perspective. Now, Joe and Jochen will be here on July 12th here in the Van Buren building. And I'm excited for them to get to meet you, and you can make that evaluation for yourself, but they're very genuine, very thoughtful, very employee-focused people, and we've seen that to be the case throughout this time that we've gotten to know them.

And then finally, and I'm really kind of flattered that a lot of you are asking this question, but what about James? Thank you for your concern, but I'll say this I will be here definitely through the transition. It's my job to ensure that we get this company to the place where it belongs pursuant to the agreement that we have with DB Schenker. But let me say something more about our leadership. It has been my goal since I got to USA Truck to build a world class leadership team that has all the capability, experience, insight, empathy, and compassion necessary to be great managers in any capacity.

And while we have a great team, I want to talk about three in particular, between George Henry, Zach King, and Shauna Jamison, we have three very skilled, very talented and young, but also tied to the river valley, committed leaders and managers. And I am confident that they know how to run the business through the cadence that we've established over the last five years. They know what I would do in any given situation, and frankly they do it better than I would ever do it. So I don't know what the future holds. We haven't discussed any of that yet, but no matter what, you're in great hands with those leaders and others that we've brought into the business and that we've trained up in the USA Truck way.

I just want to wrap up by ending where I started, and that is saying, thank you. We could not be the company we are, we could not have the success we've had, we could not have revitalized this great company that deserves to be recognized on the world stage without you, our coworkers who have done this together. We love and appreciate each and every one of you, our drivers and non-drivers alike. There are two jobs as I always say at USA Truck, there are drivers and driver support. We hope that you'll continue to be part of the team and seeing this great opportunity and potential recognized here at USA Truck. Thanks for all you do, and have a great day.

Additional Information About the Merger and Where to Find It
This communication is being made in respect of the proposed merger involving USA Truck, Inc. (“USA Truck”) and DB Schenker. A meeting of the stockholders of USA Truck will be announced to seek stockholder approval in connection with the proposed merger. USA Truck will file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed merger. The definitive proxy statement will be sent or given to the stockholders of USA Truck and will contain important information about the proposed merger and related matters. INVESTORS AND STOCKHOLDERS OF USA TRUCK SHOULD READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT USA TRUCK, DB SCHENKER, AND THE MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by USA Truck with the SEC at the SEC’s website at www.sec.gov, at USA Truck’s website at www.usa-truck.com or by sending a written request to USA Truck’s Secretary at 3200 Industrial Park Road, Van Buren, Arkansas 72956.
Participants in the Solicitation
USA Truck and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of USA Truck’s stockholders in connection with the merger will be set forth in USA Truck’s definitive proxy statement for its stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the merger will be set forth in the definitive proxy statement when it is filed with the SEC in connection with the merger. Information relating to the foregoing can also be found in USA Truck’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on April 11, 2022. To the extent that holdings of USA Truck’s securities have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.
Forward Looking Statements
This communication contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements relating to the completion of the merger. These forward-looking statements are generally denoted by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “aim,” “target,” “plan,” “continue,” “estimate,” “project,” “may,” “will,” “should,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements reflect management’s current beliefs and are based on information currently available to management. Forward-looking statements are based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to known and unknown risks and uncertainties and other factors that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: (a) the satisfaction of the conditions precedent to the consummation of the merger, including, without limitation, the timely receipt of stockholder and regulatory approvals (or any conditions, limitations or restrictions placed on such approvals); (b) uncertainties as to the timing of the merger and the possibility that the merger may not be completed; (c) unanticipated difficulties or expenditures relating to the merger; (d) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including, in circumstances which would require USA Truck to pay a termination fee; (e) legal proceedings, judgments or settlements, including those that may be instituted against USA Truck, USA Truck’s Board of Directors, USA Truck’s executive officers and others following the announcement of the merger; (f) disruptions of current plans and operations caused by the announcement and pendency of the merger; (g) risks related to disruption of management’s attention from USA Truck’s ongoing business operations due to the merger; (h) potential difficulties in employee retention due to the announcement and pendency of the merger; (i) the response of customers, suppliers, drivers and regulators to the announcement and pendency of the merger; (j) disruptions in the execution of plans, strategies, goals and objectives of management for future operations caused by the merger; (k) changes in accounting standards or tax rates, laws or regulations; (l) continued and sufficient access to capital; (m) economic, market, business or geopolitical conditions (including resulting from the COVID-19 pandemic, inflation, or the conflict in Ukraine and related sanctions) or competition, or changes in such conditions, negatively affecting USA Truck’s business, operations and financial performance; (n) risks that the price of USA Truck’s common stock may decline significantly if the merger is not completed; (o) the possibility that USA Truck could, following the merger, engage in operational or other changes that could result in meaningful appreciation in its value; and (p) the possibility that USA Truck could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of USA Truck’s assets to one or more as yet unknown purchasers, which could conceivably produce a higher aggregate value than that available to our stockholders in the merger. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur or if any occur, what effect they will have on our results of operations or financial condition.
If the proposed merger is consummated, USA Truck’s stockholders will cease to have any equity interest in USA Truck and will have no right to participate in its earnings and future growth. Other factors that could impact USA Truck’s forward-looking statements are identified and described in more detail in USA Truck’s Annual Report on Form 10-K for the year ended December 31, 2021 as well as USA Truck’s subsequent filings and quarterly reports and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on USA Truck’s projections and other forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, USA Truck undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.